EXHIBIT 99.1

CUSIP# 678046 10 3 NYSE Amex: BQI

NEWS RELEASE

DATE: April 26, 2012

Oilsands Quest Announces Results of Annual Meeting

CALGARY, ALBERTA – Oilsands Quest Inc. (NYSE Amex: BQI) (“Oilsands Quest” or the “Company”) held its Annual Meeting of Shareholders on Tuesday, April 24, 2012, in Calgary.

Mr. Ronald Blakely was elected to serve as a Director of the Company for a one year term until the next annual meeting.  The Shareholders also approved an amendment to the Company’s Articles of Incorporation to declassify the Board of Directors and remove the Class A, B and C member designations.  Previously, these classes had terms of three years and were staggered, so that one class stood for re-election at every annual meeting.  Going forward, Directors will be subject to re-election at each annual meeting.

KPMG LLP was ratified and approved as the Company’s independent registered accounting firm for the fiscal year ended April 30, 2012.

In addition, a proposal was approved to provide shareholders with an advisory (non-binding) vote on executive compensation.  Shareholders approved a related proposal determining that such a vote will be held annually.

A copy of the corporate presentation that was delivered at the annual meeting is available on the Company’s website at www.oilsandsquest.com.

Oilsands Quest continues to operate under the protection of the Companies’ Creditors Arrangement Act (Canada) with the assistance of a court-appointed monitor. The Company’s common shares remain halted from trading until either a delisting occurs or until the NYSE Amex permits the resumption of trading.

About Oilsands Quest

Oilsands Quest Inc. (www.oilsandsquest.com) is exploring and developing oil sands permits and licences, located in Saskatchewan and Alberta, and developing Saskatchewan's first commercial oil sands discovery.

For more information:
Investor Relations
Email: ir@oilsandsquest.com
Investor Line: 1-877-718-8941

Forward-looking statements

This news release includes certain statements that may be deemed to be “forward-looking statements.” All statements, other than statements of historical facts, included in this news release that address activities, events or developments that management expects, believes or anticipates will or may occur in the future are forward-looking statements.

Forward-looking statements are statements other than relating to historical fact and are frequently characterized by words such as “plan”, “expect”, “project”, “intend”, “believe”, “anticipate”, “estimate”, “potential”, “prospective” and other similar words or statements that certain events or conditions “may” “will” or “could” occur. Forward-looking statements are based on the opinions and estimates of

CUSIP# 678046 10 3 NYSE Amex: BQI

management at the date the statements are made, and are subject to a variety of risks and uncertainties and other factors that could cause actual events or results to differ materially from those anticipated in the forward-looking statements, which include, but are not limited to: the ability to raise additional capital, risks associated with the Company’s ability to implement its business plan, its ability to successfully complete the previously announced solicitation process while under creditor protection, its ability to submit a timely plan to its stakeholders and the court under the CCAA and to resolve its operational, legal and financial difficulties, the possible delisting of its securities from NYSE Amex, risks inherent in the oil sands industry, regulatory and economic risks, land tenure risks, and those factors listed under the caption “Risk Factors” in the Company’s Form 10-Q filed with the Securities and Exchange Commission on March 8, 2012. The Company undertakes no obligation to update forward-looking information if circumstances or management’s estimates or opinions should change, except as required by law. The reader is cautioned not to place undue reliance on forward-looking statements.